Exhibit 99.3

Wells Real Estate Fund V, L.P. Fact Sheet	V

DATA AS OF JUNE 30, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2005	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
10407 Centurion Parkway North (Formerly known as the IBM Jacksonville Building)	80%	62%	6/8/92	$8,401,656	N/A	N/A	N/A
Hartford	SOLD	46%	12/29/93	$6,941,504	8/12/03	$8,925,000	$3,780,406
Marathon	SOLD	16%	9/16/94	$8,279,421	12/29/04	$10,250,000	$1,634,039
Stockbridge Village II	SOLD	46%	11/12/93	$2,945,262	4/29/04	$2,740,385	$1,255,410
Village Overlook	SOLD	62%	9/14/92	$4,143,089	9/29/03	$5,300,000	$3,113,729
WEIGHTED AVERAGE	80%

*	The Acquisition Price does not include the upfront load.

FUND FEATURES

OFFERING DATES	March 1992 – March 1993

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for operating distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	89% to 11%

AMOUNT RAISED	$17,006,020

Please note that the figures in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund V has moved from the positioning-for-sale phase into the disposition-and-liquidation phase of its life cycle. We have now sold four assets with the closing of the Marathon building in December 2004. Our focus on the remaining asset involves re-leasing and marketing efforts that we believe will result in the best disposition pricing for our investors.

During 2005, we are focused on re-leasing efforts at 10407 Centurion Parkway North and are pleased to report that ADP expanded during the second quarter, bringing total occupancy to 80%. We also made a distribution of net sale proceeds to limited partners during the second quarter totaling $2,350,000 from the sales of Village Overlook, Stockbridge Village II, and Marathon.

With only one property remaining in the fund, the General Partners are currently reserving operating cash and the remaining net sale proceeds from the sale of the Marathon building to fund the anticipated re-leasing costs for the remaining vacancy at 10407 Centurion Parkway North. We anticipate that operating distributions will continue to be reserved in the near term, as re-leasing occurs at this property, particularly since operating cash flow has decreased with the recent sales. Once the outcome of the property re-leasing effort is known, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund V, L.P. Fact Sheet	V

DATA AS OF JUNE 30, 2005

Property Summary

•	The leasing efforts at 10407 Centurion Parkway North continue. The building occupancy currently stands at approximately 80% (up from 61% last quarter), and we continue to pursue leasing opportunities for the remaining vacant space.

•	The Hartford property was sold in 2003, delivering allocated net sale proceeds of $3,780,406 to the fund. The General Partners have used $1,208,623 to fund the Partnership’s pro-rata share of operating expenses, re-leasing costs, and capital expenditures at the Marathon and 10407 Centurion Parkway North properties. In addition, $1,507,001 of the net sale proceeds was distributed to the limited partners in January 2004. The remaining proceeds of $1,064,782 were distributed in November 2004.

•	The Marathon property was sold in December 2004, following the restabilization of the asset with two long-term leases. Of the net sale proceeds, $1,634,039 was allocated to Fund V, and $370,882 has been used to fund re-leasing costs at 10407 Centurion Parkway North. In addition, $838,660 was distributed to the limited partners in May 2005. The remaining proceeds of $424,497 are being reserved to fund the re-leasing costs for the vacancy at 10407 Centurion Parkway North.

•	The Stockbridge Village II property was sold on April 29, 2004, and $1,255,410 in net sale proceeds has been allocated to the fund. These proceeds were distributed to the limited partners in May 2005.

•	Village Overlook was sold in 2003, and $3,113,729 of the net sale proceeds was allocated to the fund. In addition, $636,581 has been used to fund the Partnership’s pro-rata share of operating expenses, re-leasing costs, and capital expenditures at the Marathon and 10407 Centurion Parkway North properties. Net sale proceeds of $2,221,218 were distributed to the limited partners in November 2004, and the remaining proceeds of $255,929 were distributed in May 2005.

For further information, please refer to Fund V’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/04(3)
PER “A” UNIT	$10	$6.42	N/A	$4.21	$3.80
PER “B” UNIT	$10	$0.00	$7.18	$4.14	$3.80

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2004 Form 10-K for this partnership. The 12/31/04 unit values have been adjusted for the May NSP distribution of approximately $1.39 per Class A unit and $1.33 per Class B unit.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	Reserved	Reserved	—	—	—
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	2.50%	2.50%	2.00%	Reserved	1.75%
2002	7.25%	6.50%	6.50%	2.50%	5.69%
2001	7.00%	7.00%	7.75%	7.25%	7.25%
2000	6.19%	7.50%	7.51%	7.75%	7.24%
1999	7.29%	7.75%	7.71%	7.77%	7.63%
1998	7.44%	7.73%	7.62%	7.03%	7.46%
1997	6.78%	7.04%	7.17%	7.44%	7.11%
1996	6.64%	6.17%	6.86%	6.39%	6.52%
1995	6.10%	7.55%	6.38%	6.43%	6.62%
1994	3.82%	5.67%	5.55%	5.28%	5.08%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2004	2003	2002	2001	2000	1999
9.78%	-39.26%*	0.00%	0.99%	0.00%	0.00%

*	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFLYPROFCTSHQ205-07	© 2005 Wells Real Estate Funds